UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2019 (June 7, 2019)

Del Frisco’s Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35611

Delaware	20-8453116
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2900 Ranch Trail

Irving, TX 75063

(Address of principal executive offices, including zip code)

(469) 913-1845

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	DFRG	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of the Board of Directors of Del Frisco’s Restaurant Group, Inc. (the “Company”), with the assistance of Aon Hewitt, an independent compensation consultant, has reviewed the Company’s executive compensation strategies and practices in comparison to similarly situated peer companies with respect to severance and change in control programs.

In connection with this review and based on market data, the Committee approved a new Executive Severance Plan (the “Executive Severance Plan”) pursuant to which the Company will provide severance pay and other benefits to eligible employees (each, a “Participant” and collectively, “Participants”) in the event of such executive’s termination under certain circumstances described therein. The Effective Date of the Executive Severance Plan was June 7, 2019 (the “Effective Date”).

The following summary of the Executive Severance Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Executive Severance Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Executive Severance Plan provides Participants with the following benefits in the event of a termination of employment or service by the Company without “cause” (as defined in the Executive Severance Plan and not including death or “disability”) or by Participant for “good reason” (as defined in the Executive Severance Plan), which, in each case, occurs during the 18-month period commencing on the date of a “change in control” (as defined in the Executive Severance Plan):

•	an amount equal to the sum of the Participant’s (i) annual base salary plus (ii) target annual bonus, payable in equal installments over the 12-month period following termination; and

•

full vesting (and, if applicable, exercisability) of any unvested stock-based awards that were granted prior to the change in control and are outstanding as of (or immediately prior to) the change in control, with any performance awards vesting at the greater of (i) the portion of the performance award that the Participant would have earned based on actual performance if the applicable performance cycle(s) had terminated as of the date of change in control and performance achievement was measured at such time, and (ii) the portion of the performance award that the Participant would have earned based on deemed achievement of the applicable performance goals at target levels.

The severance benefits payable under the Executive Severance Plan are subject to: (1) a six month delay to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended; (2) the execution and non-revocation of a general release of claims in favor of the Company within a specified time period; (3) the Participant’s compliance with certain non-disparagement, confidentiality, and non-solicitation covenants following a termination; and (4) reduction to the minimum extent necessary to avoid any excise tax on the “parachute payments,” but only if the Participant would benefit from such reduction on an after-tax basis as compared to paying the excise tax. Any benefits payable under the Executive Severance Plan supersede and are in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between the Participant and the Company. Each named executive officer, other than the Chief Executive Officer, will be a participant in the Executive Severance Plan.

Item 8.01	Other Events

The Definitive Proxy Statement that was filed with the Securities and Exchange Commission on April 16, 2019 (the “Proxy Statement”) contained a typographical error in footnote number two under the “2018 Annual Long-Term Equity Incentive Plan Awards” table that appears on page 25 of the Proxy Statement. Such footnote in the Proxy Statement stated: “The Company stock price target was set as the achievement of a 30-day moving average Company common stock price of $9.32 thirty days prior to the third anniversary of the grant date or as otherwise determined by the Committee”. The correct common stock price applicable to the awards is $20.16.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description

10.1	Del Frisco’s Restaurant Group, Inc. Executive Severance Plan, effective as of June 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL FRISCO’S RESTAURANT GROUP, INC.

Date: June 13, 2019	By:	/s/ Neil H. Thomson
Neil H. Thomson
Chief Financial Officer